UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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INTAPP, INC.

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Intapp, Inc.

3101 Park Blvd.

Palo Alto, CA 94306

Dear Stockholder:

You are invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Intapp, Inc. (“Intapp”, the “Company”, “we” or “our”), which will be held on November 16, 2021 at 10:00 a.m., Pacific Time. In light of public health concerns regarding the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only and conducted via live audio webcast to enable our stockholders to participate from locations around the world. You will be able to attend the meeting, vote and submit your questions via the Internet by visiting www.virtualshareholdermeeting.com/INTA2021 and entering the control number included on your proxy card. You will not be able to attend the virtual Annual Meeting physically in person.

Attached to this letter are a Notice of Annual Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Annual Meeting.

Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote via the Internet, telephone or mail. Returning the proxy does not deprive you of your right to attend and vote your shares electronically at the Annual Meeting.

On behalf of the Board of Directors and management, I would like to express our appreciation for your continued support.

Very truly yours,

John Hall

Chairman of the Board and Chief Executive Officer

October 5, 2021

YOUR VOTE IS IMPORTANT

On or about October 5, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2021 Annual Meeting of Stockholders (the “Proxy Statement”) and our Annual Report on Form 10-K for the year ended June 30, 2021 (“2021 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2021 Annual Report can be accessed directly online at www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials. A copy of our 2021 Annual Report and Proxy Statement are also available on our investor relations website at https://investors.intapp.com/.

Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF INTAPP, INC.

Date and Time:	November 16, 2021 at 10:00 a.m., Pacific Time.

Place:	The Annual Meeting will be held as a virtual meeting via live webcast on the Internet. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the Annual Meeting, vote and submit your questions on the day of the meeting via the Internet by visiting www.virtualshareholdermeeting.com/INTA2021 and entering the control number included on your proxy card.

Items of Business:

1.  To elect three Class I directors, Ralph Baxter, Charles Moran and George Neble, each to hold office until our Annual Meeting of Stockholders in 2024 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal;

2.  To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022; and

3.  To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two.

Record Date:	The Board of Directors set September 24, 2021 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Voting:	YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our annual report on Form 10-K for the year ended June 30, 2021 and the 2021 Proxy Statement are available free of charge at: www.proxyvote.com.

By order of the Board of Directors,

Steven Todd

General Counsel and Secretary

October 5, 2021

GENERAL INFORMATION

THE ANNUAL MEETING

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Intapp, Inc. (“Intapp,” the “Company,” “we,” “us” and “our”) will take place on November 16, 2021 at 10:00 a.m. Pacific Time.

This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Please go to www.virtualshareholdermeeting.com/INTA2021 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 10:00 a.m., Pacific Time, on November 16, 2021. We encourage you to access the meeting prior to the start time. Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on www.virtualshareholdermeeting.com/INTA2021.

You may vote by telephone, over the Internet or by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

VOTING RIGHTS

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. The proxy materials will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

Only holders of the Company’s common stock (“common stock”) as recorded in our stock register at the close of business on September 24, 2021, may vote at the annual meeting. On September 24, 2021, there were 60,860,044 shares of common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its preferred stock. Each share of common stock is entitled to one vote per share on any matter submitted to a vote of our stockholders.

ITEMS OF BUSINESS

There are two matters scheduled for a vote:

•

Proposal 1: To elect three Class I directors, Ralph Baxter, Charles Moran and George Neble, each to hold office until our Annual Meeting of Stockholders in 2024 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal;

•	Proposal 2: To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022;

Aside from the election of directors and the ratification of the selection of our independent registered public accounting firm, the Company’s board of directors (“board of directors” or the “Board”) knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.

VOTING RECOMMENDATION OF THE BOARD

The Board recommends that you vote your shares:

•

“For” the election of three Class I directors, Ralph Baxter, Charles Moran and George Neble, each to hold office until our Annual Meeting of Stockholders in 2024 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal;

•	“For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022;

HOW TO VOTE

You may vote “For All”, “Withhold All”, or “For All Except” with respect to each nominee to the Board. For Proposal 2, you may vote “For”, “Against” or abstain from voting.

If you are a stockholder of record as of the Record Date, you may vote during the Annual Meeting by (i) attending the Annual Meeting virtually and following the instructions posted at www.virtualshareholdermeeting.com/INTA2021, (ii) or by proxy (x) over the Internet at www.proxyvote.com, (y) by phone by calling 1-800-690-6903 or (z) by signing and returning the proxy card in the enclosed envelope. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in this proxy statement and for Proposal 2.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually and vote during the Annual Meeting if you have already voted by proxy.

If you are a beneficial owner and hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted. To vote virtually at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with the notice, or contact your broker, bank, or other agent.

You may receive more than one set of proxy materials depending on how you hold your shares. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

REVOKING A PROXY

A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company a revocation of the proxy in writing so that it is received by the Company prior to the Annual Meeting at 3101 Park Blvd., Palo Alto, CA 94306. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting virtually and voting during the meeting.

SOLICITATION

These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about October 5, 2021. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.

VOTES REQUIRED

The vote required for Proposal 1 for the election of directors by stockholders shall be the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative ‘for’ votes will be elected. As a result, any shares not voted ‘for’ a particular nominee, whether as a result of a ‘withhold’ vote or a “broker non-vote” (as defined below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the virtual Annual Meeting or represented by proxy and entitled to vote on the subject matter. An abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify the selection of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. For the election of directors, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for the election of directors because they do not represent shares present and entitled to vote.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either by proxy or present at the internet meeting.

Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the virtual Annual Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

IMPLICATIONS OF BEING AN “EMERGING GROWTH COMPANY”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

only two years of audited financial statements are required in addition to any required interim financial statements, and correspondingly reduced disclosure in management’s discussion and analysis of financial condition and results of operations; and

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(i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We will remain an emerging growth company until the earliest of: (1) the last day of fiscal year in which we have more than $1.07 billion in annual revenues; (2) the date we qualify as a “large accelerated filer,” which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter, we have been required to file annual, quarterly, and current reports under the Exchange Act for at least twelve months, and we have filed at least one annual report pursuant to the Exchange Act; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the last day of fiscal year ending after the fifth anniversary of our initial public offering.

We have availed ourselves in this proxy statement of the reduced reporting requirements described above. We expect to continue to avail ourselves of the emerging growth company exemptions described above for so long as we remain an emerging growth company. As a result, the information that we provide to stockholders will be less comprehensive than what you might receive from other public companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have elected to use the extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company and (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS

The following sets forth certain information, as of September 15, 2021 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors.

Name	Age	Position(s)	Classification (Term Expiration)
Ralph Baxter	75	Director and Nominee	Class I (2024)*
Charles Moran	66	Director and Nominee	Class I (2024)*
George Neble	65	Director and Nominee	Class I (2024)*
Nancy Harris	58	Director	Class II (2022)
Derek Schoettle	48	Director	Class II (2022)
Marie Wieck	60	Director	Class II (2022)
Mukul Chawla	45	Director	Class III (2023)
Chris Gaffney	58	Director	Class III (2023)
John Hall	48	Chairman of the Board and Chief Executive Officer	Class III (2023)

*	Term expiration assuming reelection.

Ralph Baxter has served as a director of the Company since the closing of the Company’s initial public offering. Mr. Baxter previously served as a director of the Company’s operating subsidiary, Integration Appliance, Inc., since 2016. Since 2014, Mr. Baxter has regularly advised law firms, legal technology companies, and corporate law departments on their strategies and execution and emerging models for improved delivery of legal service. From 1990 to 2013, Mr. Baxter served as CEO of Orrick, Herrington & Sutcliffe LLP, a leading global law firm, and launched numerous transformative initiatives during his tenure, including the creation of Orrick’s Global Operations Center in Wheeling, West Virginia, and changes in the firm’s talent and pricing models. Mr. Baxter also served as director for Lex Machina, Inc. Mr. Baxter is a member of the Legal Advisory Board of LegalZoom.com, Inc., a Senior Advisor and member of the Advisory Board of the Stanford Law School Center on the Legal Profession, a member of the Advisory Board of the Harvard Law School Center on the Legal Profession. Mr. Baxter received an A.B. in History from Stanford University and a J.D. from the University of Virginia.

We believe Mr. Baxter is qualified to serve on our board of directors due to his deep legal industry expertise and his leadership experience.

Charles Moran has served as a director of the Company since 2019. Mr. Moran was the founder and former President and Chief Executive Officer of Skillsoft PLC, a leading global provider of cloud-based learning and talent management solutions. Prior to founding Skillsoft PLC, Mr. Moran served as president and chief executive officer of NETg, a former subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. Prior to joining Netg, Mr. Moran served as the chief operating officer and chief financial officer of SoftDesk, which was acquired by Autodesk Inc. Prior to joining Softdesk, Mr. Moran served as president of Sytron Corporation, a data management software subsidiary of Rexon Inc. Mr. Moran currently serves as a board member for Duck Creek Technologies Inc., Commvault Systems Inc. and Manhattan Associates Inc., and several private companies. Previously, Mr. Moran served as a board member for Clarivate Analytics PLC. Mr. Moran received a B.S. from Boston College and an M.B.A. from Suffolk University.

We believe that Mr. Moran is qualified to serve on our board of directors due to his extensive background in the technology industry and his leadership experience.

George Neble has served as a director of the Company since the closing of the Company’s initial public offering. Mr. Neble brings more than 40 years of accounting and auditing experience working with both public and private companies. From November 2012 to June 2017, Mr. Neble served as the Northeast Market Leader and Managing Partner of the Boston office of Ernst & Young LLP. From 2002 to 2012, Mr. Neble was a senior assurance partner at Ernst & Young LLP. He has served as a board member of EverQuote, Inc. since May 2018, LumiraDx Limited since July 2020, Wasabi, Inc. and Equipnet, Inc. Mr. Neble has also served as a business advisor working with high growth and emerging technology companies since July 2017 along with serving on the boards of various non-profit organizations. From 1978 to 2002, Mr. Neble was an Assurance Partner at Arthur Andersen serving primarily emerging and growth-oriented companies. He is a certified public accountant with extensive experience in accounting, SEC and financial reporting matters. Mr. Neble received a B.S. degree in accounting from Boston College.

We believe that Mr. Neble is qualified to serve on our board of directors due to his extensive experience and knowledge of accounting and financial matters as well as audit functions.

Nancy Harris has served as a director of the Company since the closing of the Company’s initial public offering. Ms. Harris is the Executive Vice President and Managing Director of Sage North America and has served in this role since 2011. Ms. Harris has more than 35 years of experience in a variety of leadership capacities in the software industry. Prior to Sage, Ms. Harris served as the Chief Operating Officer of ESO Solutions, a high-growth SaaS company, from 2010 to 2011. Prior to ESO, Ms. Harris served as the Chief Operating Officer of Asure Software from 2001 to 2009. Prior to Asure Software, Ms. Harris served as the Vice President of Marketing at ClearCommerce Corporation and as the Director of Product Marketing at BMC Software, Inc. Ms. Harris received a B.S. in Journalism from Northwestern University and a Masters in Marketing from Northwestern University.

We believe that Ms. Harris is qualified to serve on our board of directors due to her leadership experience and extensive background in the software industry.

Derek Schoettle has served as a director of the Company since February 2020. Mr. Schoettle joined Great Hill Partners, L.P. in 2019 and serves as the Growth Partner. Prior to joining Great Hill Partners, Mr. Schoettle served as chief executive officer of Zoom Information, Inc. (“ZoomInfo”), a B2B data and business information solutions provider. Prior to Zoominfo, Mr. Schoettle served as general manager at IBM and chief executive officer of the NoSQL database-as-a-service (DBaaS) provider. Prior to joining IBM, Mr. Schoettle served as chief executive officer of Cloudant, Inc., which was acquired by IBM in 2014. Mr. Schoettle is a member of the Forbes Technology Council, a board member of The Mass Technology Leadership Council, a board member of Terminus Software, Inc., an Entrepreneur in Residence at The Blank Center at Babson College and is active in a number of Boston-area start-ups. Mr. Schoettle received a B.A. from Dickinson College and an M.B.A. from Babson College.

We believe that Mr. Schoettle is qualified to serve on our board of directors due to his extensive technology industry experience and his significant managerial experience at global technology companies.

Marie Wieck has served as a director of the Company since the closing of the Company’s initial public offering. Ms. Wieck joined Ethos Capital in 2020 as an Executive Partner. Prior to Ethos, Ms. Wieck founded Moroquain LLC in 2020 which provides digital transformation and diversity consulting services. Prior to Moroquain, Ms. Wieck retired from IBM after a 36-year career, the last 10 years of which were in senior leadership and General Management roles. Ms. Wieck has served on the Board of Daimler AG as an independent Shareholder Representative since 2018. She also serves on Daimler’s Legal Affairs Committee and on the board of Mercedes-Benz since 2019. In May 2021, Ms. Wieck joined the Board of Uptake, an industrial AI company founded in 2014. Ms. Wieck serves on the Board of Visitors of Columbia University School of Engineering and serves as the Chair of Charity Navigator. Ms. Wieck received a B.S. in engineering from The Cooper Union, a M.S. in computer science from Columbia University and an MBA from New York University.

We believe that Ms. Wieck is qualified to serve on our board of directors due to her leadership experience and extensive background in the technology industry.

Mukul Chawla has served as a director of the Company since 2017. Mr. Chawla is a Senior Managing Director at Temasek International (USA) LLC (“Temasek International”), an affiliate of Anderson Investments Pte. Ltd. (“Anderson”), where he co-heads the global Technology, Media and Telecom and North America groups. Prior to joining Temasek International, Mr. Chawla was a private equity investor at Warburg Pincus, held operating roles at Cisco Systems Inc. and served an appointment at the U.S. Federal Communications Commission. Mr. Chawla is a board director of Global Healthcare Exchange LLC, WebMD Health Corp. and Internet Brands. Previously, Mr. Chawla served as a board member for Blujay Solutions Ltd., Fanatics Holdings Inc., SoundCloud Inc., Pluribus Networks, USN and Aicent. Mr. Chawla received a B.S. from the Birla Institute of Technology & Science, Pilani, M.S. in Computer Science from the University of Illinois at Urbana-Champaign and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe that Mr. Chawla is qualified to serve on our board of directors due to his extensive finance and technology industry experience.

Chris Gaffney has served as a director of the Company since 2012. Mr. Gaffney is a co-founder and managing partner of private equity firm Great Hill Partners, L.P., where he is responsible for transaction origination, investment policy, fundraising, investor relations and the general management of the firm. Mr. Gaffney currently serves as a board member for Auvik Networks Inc., Terminus Inc., Domino Data Labs Inc., Totango Inc., EvolveIP, LLC, Ikon Science Ltd., G/O Media, Inc., Enterprise DB Corporation, Varicent Software, Inc., Mission Cloud Services Inc., Locus Robotics Corp., Paradox, Inc., Special Olympics Massachusetts and Lesley University. Previously, Mr. Gaffney served as a board member for Zoom Information, Inc., Jobing Inc., She Knows Media, Inc., QuietLogistics, Legacy.com, Inc. and Educaedu, S.L. Mr. Gaffney has participated in the private equity business since 1986 and his investment experience covers a broad group of industries, including business and IT software and services, information services, eCommerce, consumer and online services, financial services and insurance, digital publishing, telecommunications, logistics, education, and cable and broadcasting. Mr. Gaffney received a B.B.A. and B.S. from Boston College in accounting and economics.

We believe that Mr. Gaffney is qualified to serve on our board of directors due to his extensive finance industry experience.

John Hall has served as a director and Chief Executive Officer of the Company since 2007. Prior to joining the Company, Mr. Hall was an early executive at VA Linux Systems and helped lead the company from its startup phase to its initial public offering.

We believe that Mr. Hall is qualified to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer.

COMPOSITION OF OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of 9 directors. Subject to the terms of the Stockholders Agreement (defined below), our certificate of incorporation and bylaws, the number of directors is fixed by our board of directors. Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Assuming reelection, Ralph Baxter, Charles Moran and George Neble will serve as Class I directors with a term expiring in 2024. Nancy Harris, Derek Schoettle and Marie Wieck serve as Class II directors with an initial term expiring in 2022. Mukul Chawla, Chris Gaffney and John Hall serve as Class III directors with an initial term expiring in 2023.

On July 2, 2021, we entered into a new stockholders’ agreement (the “Stockholders’ Agreement”) with Anderson Investments Pte. Ltd. (“Anderson”), Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (together with Great Hill Equity Partners IV, L.P., “Great Hill”). The Stockholders’ Agreement provide that so long as each of Anderson and Great Hill beneficially owns at least 10.0% of our outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the Stockholders’ Agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the persons nominated by Anderson and Great Hill in accordance with the Stockholders’ Agreement. At the current ownership levels, Anderson and Great Hill are each entitled to nominate one director for election to our board of directors. Mukul Chawla and Chris Gaffney currently serve on our board of directors and serve as the designees of Anderson and Great Hill, respectively. The Stockholders’ Agreement will terminate automatically (without any action by any party thereto) as it relates to each stockholder at such time as such stockholder ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting.

BOARD MEETING QUORUM REQUIREMENTS

Our Amended and Restated Bylaws (the “Bylaws”) provides that a majority of the total number of directors then in office will constitute a quorum.

The Board met ten (10) times during the fiscal year ended June 30, 2021. During our fiscal year 2021, each director attended at least 75% of the aggregate of the total number of Board meetings and committee meetings on which he or she then served.

We encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at Board and committee meetings.

BOARD COMMITTEES

The composition, duties and responsibilities of our committees are as set forth below. The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

Our Audit Committee was established in connection with our initial public offering, which closed in July 2021, and met two times thereafter.

Our Audit Committee is responsible for, among other matters:

•

reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

having the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	reviewing and approving in advance any proposed related person transactions.

Our Audit Committee consists of Nancy Harris, George Neble and Marie Wieck, with Mr. Neble chairing this committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an Audit Committee composed entirely of independent directors. Our board of directors has affirmatively determined that Nancy Harris, George Neble and Marie Wieck meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the corporate governance standards of the Nasdaq Global Select Market. Our board of directors has determined that each director appointed to the Audit Committee is financially literate, and our board of directors has determined that George Neble is our Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our board of directors has adopted a written charter for the Audit Committee, which is available on our principal corporate website at www.intapp.com.

Compensation Committee

Our Compensation Committee was established in connection with our initial public offering, which closed in July 2021, and met three times thereafter.

Our Compensation Committee is responsible for, among other matters:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

•	reviewing and recommending to our board of directors the salaries, benefits and equity incentive grants provided to our consultants, officers, directors and other individuals we compensate;

•

reviewing and approving corporate goals and objectives relevant to executive officer compensation, evaluating executive officer performance in light of those goals and objectives, and determining executive officer compensation based on that evaluation;

•	reviewing and approving the terms of any employment agreements, severance arrangements, changing in control protections and any other compensatory arrangements for our executive officers; and

•	overseeing our compensation and employee benefit plans.

Our Compensation Committee consists of Mukul Chawla, Chris Gaffney and Charles Moran, with Mr. Chawla chairing this committee. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our principal corporate website at www.intapp.com.

Our Board has determined that each of Mukul Chawla and Chris Gaffney meet the definition of “independent director” for purposes of serving on the Compensation Committee under the corporate governance standards of the Nasdaq Global Select Market. No member of our Compensation Committee is or has been one of our officers or employees, and other than Charles Moran, none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. Charles Moran is party to a director services agreement pursuant to which we engaged him as a special advisor for a 12-month term for financial advice and advice in connection with the Company’s initial public offering. For additional information regarding the director services agreement with Mr. Moran, see “Certain Relationships and Related Party Transactions.” None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

On May 27, 2021, our Board determined that, even though Mr. Moran is not considered “independent” within the meaning of Nasdaq Rule 5605(a)(2), it is imperative and in the best interests of our company and our stockholders that Mr. Moran be appointed as a member of our Compensation Committee for a period of not more than two (2) years from and after the date the registration statement we filed in connection with our initial public offering was declared effective. The Board made this determination in light of the fact that Mr. Moran has been our director since 2019 and is therefore very familiar with our historical executive compensation decisions, policies and practices and also has extensive experience in the technology industry and its respective practices. Further, Mr. Moran was the chief executive officer of a public company and has served on the boards of several public companies and in different committee roles at these companies, including compensation committees. For these reasons, our Board has determined that Mr. Moran can provide our Compensation Committee with a unique perspective for compensation-related decisions during a period not exceeding two years until such time as our Board determines that the appointment of Mr. Moran to our Compensation Committee is no longer necessary.

In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time.

The Company has retained the services of Aon (“Aon”) as its external compensation consultant to advise on executive and director compensation matters, including our overall compensation program design, executive and director compensation provided in connection with our initial public offering and the collection of market data to inform our compensation programs for our executives and members of our board of directors. Our Compensation Committee has reviewed various reports and materials produced by Aon. The Company has assessed Aon’s independence and concluded that the engagement of Aon did not raise any conflict of interest.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was established in connection with our initial public offering, which closed in July 2021, and met one time thereafter. Our Nominating and Corporate Governance Committee is responsible for, among other matters:

•

reviewing the performance of our board of directors and making recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on our board of directors and the suitability of proposed nominees as directors; and

•	advising our board of directors with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of our board of directors and management

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee;

•	recommending guidelines or rules to cover specific categories of transactions.

Our Nominating and Corporate Governance Committee consists of Derek Schoettle, Marie Wieck and Ralph Baxter, with Mr. Schoettle chairing this committee. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our principal corporate website at www.intapp.com.

Our Board has determined that each of Derek Schoettle and Marie Wieck meet the definition of “independent director” for purposes of serving on the Nominating and Corporate Governance Committee under the corporate governance standards of the Nasdaq Global Select Market. Ralph Baxter is a party to a consulting agreement with us as described under the section titled “Certain Relationships and Related Party Transactions”. As such, he is not independent under the listing standards of Nasdaq or Rule 10A-3(b) under the Exchange Act and is expected to serve on our Nominating and Corporate Governance Committee only during the transition period available for newly public companies.

DIRECTOR COMPENSATION

The table below sets forth information regarding director compensation for the fiscal year ended June 30, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mukul Chawla	—	—	—	—	—	—
Chris Gaffney	—	—	—	—	—	—
Charles Moran	50,000	—	1,839,154	—	—	1,889,154
Derek Schoettle	—	—	—	—	—	—
Ralph Baxter	—	—	123,235	260,000	240,000	623,235
Nancy Harris	—	299,988	—	—	—	299,988
George Neble	—	299,988	—	—	—	299,988
Marie Wieck	—	299,988	—	—	—	299,988

(1)

Represents the aggregate grant date fair value of stock awards granted, computed in accordance with FASB Topic 718. The fiscal year 2021 stock awards consist of grants of restricted share units (“RSUs”) granted pursuant to our 2021 Plan (as defined below) in connection with our initial public offering. The RSUs vest in three equal annual installments, subject to continued service, on November 20, 2022, November 20, 2023 and November 20, 2024.

(2)

Represents the aggregate grant date fair value of stock options (“Options”) granted, computed in accordance with FASB Topic 718. For Mr. Moran, represents Options in respect of 300,000 shares of Company common stock granted pursuant to our 2012 Plan in accordance with the Moran Services Agreement (as defined in “Certain Relationships and Related Party Transactions—Service Agreement with Charles Moran”), 50% of which vested upon the pricing of our initial public offering on June 29, 2021 and 50% of which will vest on June 29, 2022. For Mr. Baxter, represents Options in respect of 25,000 shares of Company common stock granted pursuant to our 2012 Plan (as defined below), which vest, subject to continued service, based on the Company’s achievement of cumulative annual recurring contract value targets before June 30, 2023.

(3)	Represents amounts earned by Mr. Baxter for fiscal year 2021 based upon achievement of certain objectives related to his work in chairing our advisory board program.
(4)

Represents base fees paid to Mr. Baxter in fiscal year 2021 for services provided to the Company by Mr. Baxter pursuant to the Baxter Consulting Agreement (as defined in “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter”).

Director Compensation in Fiscal Year 2021 and Fiscal Year 2022

During fiscal year 2021, Messrs. Chawla, Gaffney and Schoettle did not receive any compensation for their services to the Company. Messrs. Moran and Baxter received compensation for their services to the Company pursuant to individual agreements, as described in “Certain Relationships and Related Party Transactions.” Mr. Neble, Ms. Wieck and Ms. Harris, who became directors of the Company in connection with our initial public offering, received a grant of RSUs pursuant to our 2021 Plan in connection with our initial public offering. The RSUs vest in three equal annual installments, subject to continued service, on November 20, 2022, November 20, 2023 and November 20, 2024.

For fiscal year 2022, our non-employee directors (unless otherwise agreed with the Company) are compensated for services in accordance with our non-employee director compensation policy that became effective in connection with our initial public offering, as described below. Mr. Baxter is compensated for services in accordance with the Baxter Consulting Agreement, as described in “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.”

Mr. Hall does not receive any additional compensation for his services as a director.

Director Services Agreement with Charles Moran

Charles Moran is party to a director services agreement pursuant to which we engaged him as a special advisor for a 12-month term for financial advice and advice in connection with the Company’s initial public offering. For additional information regarding the director services agreement with Mr. Moran, see “Certain Relationships and Related Party Transactions—Service Agreement with Charles Moran.”

Consulting Agreement with Ralph Baxter

Ralph Baxter, as principal of Ralph Baxter, Inc., is party to a consulting agreement, pursuant to which, Ralph Baxter, Inc. is engaged to advise the Company on a variety of strategic, product and client service issues, including its client advisory board program. For additional information regarding the consulting agreement with Mr. Baxter, see “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.”

Non-Employee Director Compensation Policy

Cash Compensation

Unless otherwise agreed with the Company, each non-employee director is eligible to receive the following cash compensation (as applicable) for his or her service on our board of directors and its committees:

•	$30,000 annual cash retainer for service as a board member and an additional annual cash retainer of $20,000 for service as non-executive chair of our board of directors;

•

$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);

•

$6,000 annual cash retainer for service as a member of the Compensation Committee and $12,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and

•

$4,000 annual cash retainer for service as a member of the Nominating and Corporate Governance Committee and $8,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee (in lieu of the committee member service retainer).

The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred.

Equity Compensation

Each new non-employee director who joins our board of directors will be eligible to receive a one-time RSU award having a value of $300,000 (the “Initial RSU”), vesting in three equal annual installments. On the date of each annual meeting of our stockholders, each non-employee director will receive an RSU having a value of $200,000 (the “Annual RSU”), unless otherwise agreed with the Company. Each Annual RSU will vest in full on the earlier of (1) the date of the following annual meeting of our stockholders or (2) the first anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date.

Reimbursement of Expenses

In addition to the compensation outlined above, we will reimburse each eligible non-employee director for reasonable out of-pocket travel expenses to cover in-person attendance at and participation in meetings of our board of directors and any committee of the board of directors.

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate.

DIRECTOR INDEPENDENCE

Our board of directors has undertaken a review of the independence of our directors and considered whether any such director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has determined that each of Mukul Chawla, Chris Gaffney, Derek Schoettle, George Neble, Marie Wieck and Nancy Harris is an “independent director,” as defined under the rules of NASDAQ.

RISK OVERSIGHT

Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

ANTI-HEDGING POLICY

All of our officers, directors and employees and certain consultants specified by our management are prohibited from engaging in hedging transactions relating to our stock. Additionally, spouses, minor children and any other family member sharing the same household as the foregoing, as well as any other account, trust or entity over which the foregoing may make or influence investment decisions, whether or not the securities are held directly or indirectly, are similarly prohibited from engaging in such hedging transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or has been one of our officers or employees, and other than Charles Moran, none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. Charles Moran is party to a director services agreement pursuant to which we engaged him as a special advisor for a 12-month term for financial advice and advice in connection with the Company’s initial public offering. For additional information regarding the director services agreement with Mr. Moran, see “Certain Relationships and Related Party Transactions.” None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees. A copy of that code is available on our principal corporate website at www.intapp.com.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board. The Nominating and Corporate Governance Committee will ensure that the

Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

DIRECTOR SELECTION

The Nominating and Corporate Governance Committee shall recommend to the Board criteria for Board and committee membership, which shall include a description of any specific, minimum qualifications that the Nominating and Corporate Governance Committtee believes must be by a nominee, and a description of any specific qualities or skills believed to be necessary for one or more of the Company’s directors to possess. The adequacy of such criteria will be reassessed by the Nominating and Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.

STOCKHOLDER RECOMMENDATIONS

The Nominating and Corporate Governance Committee is responsible for reviewing all stockholder nominations and determining whether the nomination and nominee satisfy all applicable eligibility requirements. Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee by sending notice to Intapp, Inc., Attention: Corporate Secretary, 3101 Park Blvd., Palo Alto, CA 94306.

CORPORATE GOVERNANCE GUIDELINES

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed at our website at www.intapp.com.

BOARD SELF-ASSESSMENT

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual self-evaluation to determine whether the Board is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.

In addition, our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

EXECUTIVE SESSIONS OF INDEPENDENT BOARD MEMBERS

Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least four times per year, with no members of management or non-independent directors present.

COMMUNICATING WITH OUR DIRECTORS

The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to Intapp, Inc., 3101 Park Blvd., Palo Alto, CA 94306.

Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NASDAQ by certain deadlines. Based on a review of Section 16 filings with respect to our Company made during or with respect to the portion of the year ended June 30, 2021 during which Section 16(a) was applicable to such persons, we believe that each of our directors, executive officers and 10% stockholders were in compliance with the filing requirements applicable to them.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated the following three director candidates, all of whom currently serve as our directors, for reelection to serve as a Class I director: Ralph Baxter, Charles Moran and George Neble. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2024 and until his successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.

The Company representative named in the proxy intend to vote for the election of each of the director nominees above, unless you indicate on your proxy that your vote should be withheld from any or all of the nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our board of directors.

For details regarding the qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Our Board of Directors” on page 5.

VOTES REQUIRED

Approval of Proposal No. 1 requires the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative “for” votes will be elected.

The Board recommends you vote FOR each of the nominated directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has approved the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountants to audit our financial statements for fiscal year 2022. We are asking that you ratify that appointment, although your ratification is not required. A Deloitte representative will attend the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

Deloitte Information

The following table presents fees for services rendered by Deloitte during the fiscal years ended June 30, 2020 and June 30, 2021 (in thousands):

For the Year Ended June 30,	2021	2020
Audit fees	$1,164,937	$836,568
Audit-related fees	2,159,670	—
Tax fees	78,750	—

Total	$3,403,357	$836,568

Audit fees

These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of condensed consolidated financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-related fees

Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and services in connection with our initial public offering, including comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category may include fees related to the performance of audits and attest services not required by statute or regulations; due diligence related to mergers and acquisitions; and accounting consultations about the application of GAAP to proposed transactions.

Tax fees

Tax fees generally consist of tax compliance and return preparation, and tax planning and advice. Tax compliance and return preparation services consist of preparing original and amended tax returns and claims for refunds. Tax planning and advice services consist of support during income tax audits or inquiries.

The Audit Committee has determined that the non-audit services rendered by Deloitte were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews the independence of our independent registered public accounting firm on an annual basis and has determined that Deloitte is independent. In addition, the Audit Committee pre-approves all work and fees that are performed by our independent registered public accounting firm.

VOTES REQUIRED

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal.

The Board recommends you vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee’s general role is to assist the board in monitoring the Company’s financial reporting process and related matters. The Audit Committee’s specific responsibilities are set forth in its charter. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, who have primary responsibility for Intapp’s financial statements, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Intapp’s audited financial statements to generally accepted accounting principles.

In fulfilling these responsibilities, the Audit Committee ratified the selection of Deloitte & Touche LLP as Intapp’s independent registered public accounting firm for the fiscal year ended June 30, 2021 and reviewed with Deloitte & Touche LLP their audit scope and plan. In reaching its recommendation, the Audit Committee considered the qualifications of Deloitte & Touche LLP and has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with members of Deloitte & Touche LLP its independence.

The Audit Committee has reviewed the Company’s consolidated financial statements for its fiscal year ended June 30, 2021 and met with its management team, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) including Auditing Standard No. 1301.

Based on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for its fiscal year ended June 30, 2021 be included in its Annual Report on Form 10-K for its 2021 fiscal year and filed with the SEC.

Members of the Audit Committee

George Neble, Chair

Nancy Harris

Marie Wieck

The information contained in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

This section sets forth the compensation of our principal executive officer and our two other most highly compensated executive officers for the fiscal year ended June 30, 2021 (our “NEOs”). Our NEOs are:

•	John Hall, our Chief Executive Officer;

•	Thad Jampol, our Co-Founder and Chief Product Officer; and

•	Don Coleman, our Chief Operating Officer.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have not included in this section a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table below. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” votes.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our NEOs for the fiscal year ended June 30, 2021 (referred to herein as fiscal year 2021) and the fiscal year ended June 30, 2020 (referred to herein as fiscal year 2020) (other than Mr. Coleman, who was not a named executive officer in fiscal year 2020).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total Compensation ($)
John Hall	2021	443,000	28,600,000	1,823,878	460,720	8,550	31,336,148
Chief Executive Officer	2020	405,765	—	—	162,306	158,400	726,471
Thad Jampol	2021	414,700	13,000,000	1,183,056	323,467	8,601	14,929,824
Co-Founder and Chief Product Officer	2020	350,438	—	—	84,106	8,400	442,944
Don Coleman	2021	360,600	11,050,000	1,183,056	328,146	9,425	12,931,227
Chief Operating Officer

(1)

Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). The fiscal year 2021 stock awards consist of grants of performance share units (“PSUs”) granted pursuant to the Intapp, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”). Terms of the fiscal year 2021 PSUs are summarized in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021” below. The assumptions made when calculating the amounts reported are found in Note 10: “Stock Plans and Stock-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(2)

Represents the aggregate grant date fair value of stock options (“Options”) granted, computed in accordance with FASB Topic 718. The fiscal year 2021 Options were granted pursuant to the Intapp, Inc. Amended and Restated 2012 Stock Option and Grant Plan (the “2012 Plan”). Terms of the fiscal year 2021 Options are summarized in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021” below. The assumptions made when calculating the amounts reported are found in Note 10: “Stock Plans and Stock-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(3)	Represents amounts earned for fiscal year 2021 and fiscal year 2020, as applicable, under our annual cash bonus program. See “Elements of Executive Compensation—Annual Cash Bonus” below.

(4)

For fiscal year 2021, represents a Company contribution to the Company’s 401(k) plan on behalf of each NEO; for Messrs. Jampol and Coleman, $51 for a gift card; and, for Mr. Coleman, $824 representing the aggregate incremental cost to the Company of paying for legal fees incurred in connection with the entry into Mr. Coleman’s Employment Agreement, as defined in “Employment Agreements with our NEOs” below.

ELEMENTS OF EXECUTIVE COMPENSATION

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective executive team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability. The base salary of each NEO for fiscal year 2021 is set forth in the “Summary Compensation Table” above.

Annual Cash Bonus

We provide our NEOs with short-term incentive compensation through an annual cash bonus program. The annual cash bonus program holds the NEOs accountable to business and individual objectives, rewards the NEOs based on actual business results and helps sustain a “pay for performance” culture. Under the annual cash bonus program, each NEO has a target annual bonus equal to a percentage of base salary. For fiscal year 2021, the target annual bonus for Mr. Hall was 80% of base salary, the target annual bonus for Mr. Jampol was 60% of base salary and the target annual bonus for Mr. Coleman was 70% of base salary.

Amounts are earned under the annual cash bonus program subject to the achievement of business and individual objectives. For fiscal year 2021, 50% of the annual target bonus for each NEO was subject to the achievement of certain Company operating performance objectives and 50% of the annual target bonus for each NEO was subject to the achievement of certain functional objectives related to managing the business through the pandemic and achieving a successful initial public offering, each set forth on an individualized scorecard. Upon assessment of the achievement of these objectives following the end of fiscal year 2021, our Compensation Committee determined that the Company operating performance objective was exceeded and resulted in a payout at 160% of target bonus amounts for each of our NEOs on this component and that the individualized scorecard component was achieved at 100% of target for each of our NEOs. Based on this level of overall achievement, each of our NEOs earned 130% of the potential fiscal year 2021 target annual bonus. Amounts earned by each NEO for fiscal year 2021 under the annual cash bonus program are set forth in the “Summary Compensation Table” above.

Equity Awards During Fiscal Year 2021

During fiscal year 2021, our NEOs were granted equity awards under our 2012 Plan and our 2021 Plan, which became effective in connection with our initial public offering.

Stock Options

During fiscal year 2021, each of our NEOs received an award of performance-based vesting Options granted pursuant to our 2012 Plan. Mr. Hall received Options in respect of 370,000 shares of Company common stock and Messrs. Jampol and Coleman each received Options in respect of 240,000 shares of Company common stock. The Options vest, if at all, based on the Company’s achievement of cumulative annual recurring contract value targets prior to June 30, 2023. The Options are subject to accelerated vesting upon certain terminations of employment as performance-based vesting Pre-IPO Awards, as described in “Employment Agreements with our NEOs” below.

Performance Share Units

During fiscal year 2021, each of our NEOs received an award of PSUs in connection with our initial public offering, granted pursuant to our 2021 Plan. Mr. Hall received 1,100,000 PSUs, Mr. Jampol received 500,000 PSUs and Mr. Coleman received 425,000 PSUs. The PSUs vest, if at all, based on the achievement of annual recurring revenue targets through June 30, 2025. The PSUs are subject to accelerated vesting upon certain terminations of employment, as described in “Employment Agreements with our NEOs” below.

The Company generally intends to grant annual equity awards pursuant to our 2021 Plan to senior management, including the NEOs. Because the NEOs received the PSUs described above in fiscal year 2021, the NEOs have not received a fiscal year 2022 annual equity award grant as of the annual meeting.

EMPLOYMENT AGREEMENTS WITH OUR NEOS

Each of our NEOs entered into an employment agreement in connection with our initial public offering (each, an “Employment Agreement” and together, the “Employment Agreements”). The Employment Agreements for Messrs. Hall and Jampol became effective as of June 18, 2021 and the Employment Agreement for Mr. Coleman became effective as of June 29, 2021. The Employment Agreements supersede all prior employment agreements with the NEOs, however their original confidentiality and invention assignment agreements remain in effect.

The Employment Agreements provide for at-will employment and the provision of an annual base salary (currently $443,000 for Mr. Hall, $414,700 for Mr. Jampol and $360,600 for Mr. Coleman), an annual cash bonus plan opportunity (80% of annual base salary for Mr. Hall, 60% of annual base salary for Mr. Jampol and 70% of annual base salary for Mr. Coleman), long-term incentive plan and employee benefit plan participation and the reimbursement of business expenses.

In the event that an NEO is terminated without cause or resigns for good reason (as defined in the Employment Agreements) not in connection with a change in control, he will be entitled to severance as follows: (1) continued payment of annual base salary for 18 months in the case of Mr. Hall and 12 months in the case of Messrs. Jampol and Coleman; (2) reimbursement of COBRA premiums for up to 12 months; (3) with respect to equity-based compensation awards granted prior to the effective date of the Employment Agreement (“Pre-IPO Awards”), accelerated vesting of (A) the time-based vesting Pre-IPO Awards that are scheduled to vest in the 12 months following termination (or such longer period as provided under the applicable Pre-IPO Award), and (B) 25% of all performance-based vesting Pre-IPO Awards; and (4) with respect to equity-based compensation awards granted as of or after the effective date of the Employment Agreement (“Post-IPO Awards”), accelerated vesting of (A) the next four unvested milestones scheduled to vest for the PSUs granted in connection with our initial public offering, (B) the time-based vesting Post-IPO Awards that are scheduled to vest in the 12 months following termination, and (C) 25% of the number of unvested milestones for performance-based vesting Post-IPO Awards, other than the PSUs granted in connection with our initial public offering.

In the event that an NEO is terminated without cause or resigns for good reason during the period three months prior to or 12 months following a change in control, he will be entitled to severance as follows: (1) continued payment of 1.5 times the annual base salary and target annual bonus for the year of termination for Mr. Hall and one times the annual base salary and target annual bonus for the year of termination for each of Messrs. Jampol and Coleman; (2) reimbursement of COBRA premiums for up to 12 months; (3) accelerated vesting for Pre-IPO Awards as provided above; and (4) accelerated vesting of all Post-IPO Awards (including the PSUs granted in connection with our initial public offering) in full.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards held by each of our NEOs as of June 30, 2021.

	Option-based awards						Share-based awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
John Hall	564,300	(3)	—	—	3.99	08/27/2025
	1,537,879	(4)	32,721	—	7.45	07/26/2027
	135,864	(5)	—	234,136	12.00	07/29/2030
							1,100,000	30,800,000
Thad Jampol	123,368	(3)	—	—	0.25	07/31/2023
	773,720	(3)	—	—	3.99	08/27/2025
	128,153	(4)	2,727	—	7.45	07/26/2027
	88,128	(5)	—	151,872	12.00	07/29/2030
							500,000	14,000,000
Don Coleman	67,316	(3)	—	—	0.25	07/31/2023
	565,600	(3)	—	—	3.99	08/27/2025
	128,153	(4)	2,727		7.45	07/26/2027
	88,128	(5)	—	151,872	12.00	07/29/2030
							425,000	11,900,000

(1)

Represents PSUs granted on June 29, 2021. The PSUs vest based on achievement of annual recurring revenue targets through June 30, 2025 and are subject to accelerated vesting upon certain terminations of employment, as described in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021—Performance Share Units” above.

(2)	The value of each unvested PSU is based on the potential number of shares into which the PSU may convert upon vesting and the closing price of our common stock on June 30, 2021.
(3)	The shares underlying this Option are fully vested.
(4)

The shares underlying this Option vest as to 1/48 of the total shares on each monthly anniversary of July 1, 2017 and are subject to accelerated vesting upon certain terminations of employment as time-based vesting Pre-IPO Awards, as described in “Employment Agreements with our NEOs” above.

(5)

The shares underlying this Option vest based on achievement of cumulative annual recurring contract value targets prior to June 30, 2023 and are subject to accelerated vesting upon certain terminations of employment, as described in “Elements of Executive Compensation—Equity Awards During Fiscal Year 2021—Stock Options” above.

RETIREMENT PLAN AND EMPLOYEE BENEFITS

All of our U.S. employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with Company contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees and do not participate in executive level benefit programs. Other than our 401(k) plan, we do not sponsor or maintain any deferred compensation or retirement plans. The Company contributions to the 401(k) plan on behalf of each NEO in fiscal year 2021 are included in the “Summary Compensation Table” above under the column “All Other Compensation.”

TERMINATION AND CHANGE IN CONTROL PROVISIONS

Employment Agreements with our NEOs

A description of the severance payments and benefits to be provided to our NEOs, including in respect of equity awards held by our NEOs, in connection with certain terminations of employment both in connection with a change in control and not in connection with a change in control, is set forth in “Employment Agreements with our NEOs” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since July 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

On July 2, 2021, we entered into a new stockholders’ agreement with Anderson Investments Pte. Ltd. (“Anderson”), Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (together with Great Hill Equity Partners IV, L.P., “Great Hill”). The Stockholders’ Agreement provides that so long as each of Anderson and Great Hill beneficially owns at least 10.0% of outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the Stockholders’ Agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the persons nominated by Anderson and Great Hill in accordance with the Stockholders’ Agreement. At the current ownership levels, Anderson and Great Hill are each entitled to nominate one director for election to our board of directors. Mukul Chawla and Chris Gaffney currently serve on our board of directors and serve as the designees of Anderson and Great Hill, respectively. The size of our board of directors is currently nine directors. The Stockholders’ Agreement will terminate automatically (without any action by any party thereto) as it relates to each stockholder at such time as such stockholder ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting.

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

On July 2, 2021, we entered into a new registration rights agreement with John Hall, our Chief Executive Officer, Anderson and Great Hill (collectively, the “Existing Holders”). The Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register their shares of our common stock under the Securities Act for sale into the public markets at any time following the expiration of the 180-day lock-up period following the initial public offering. The agreement will also provide that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.

Demand Rights/Shelf Registration Rights

Subject to certain limitations, each of Anderson and Great Hill (each a “demand holder”) have the right, by delivering written notice to us, to require us to register the number of our shares of common stock requested to be so registered in accordance with the Registration Rights Agreement. We will notify the other Existing Holders party to the Registration Rights Agreement promptly following receipt of notice of a demand registration from either Anderson or Great Hill. We will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within ten days after we give our notice. Following the demand request, we are required to use our reasonable best efforts to expeditiously effect (but in any event no later than ninety days following the demand request) the registration of all securities with respect to which we receive a written request for inclusion in the registration. Each demand holder will be limited to an aggregate of three demand registrations.

We will not be required to effect any demand registration (i) prior to the expiration of the 180-day lockup period for the initial public offering, (ii) if the aggregate sale price of securities proposed to be included in such demand registration is expected to be less than $50 million or (iii) if such demand request is made within one hundred twenty days after the effective date of a registration statement filed by us covering a firm commitment underwritten public offering in which the demand holders shall have been entitled to join pursuant to certain piggyback registration rights held by them.

In addition, if we are eligible to file a shelf registration statement on Form S-3, each of Anderson and Great Hill can request that we register their shares for resale on such shelf registration statement or prospectus supplement to a previously filed shelf registration statement.

Piggyback Registration Rights

Holders of registrable shares of common stock under the Registration Rights Agreement will be entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by us at any time following the 180-day lockup period of the initial public offering. This piggyback right will apply to any registration following our initial public offering other than registration statements on Form S-4 or S-8 (or any similar successor forms used for a purpose similar to the intended use of such forms) or a resale shelf registration statement on Form S-3.

Conditions and Limitations

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, we may delay the filing or effectiveness of any registration statement for an aggregate period of no more than ninety days in any calendar year if we determine, in good faith, that the filing or maintenance of a registration statement would, if not so deferred, (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us; (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act. Additionally, in certain circumstances we may withdraw a registration statement upon request by the holder(s) of registrable securities.

SUBSCRIPTION AND PURCHASE AGREEMENT

In July 2020, we entered into a Subscription and Purchase Agreement (the “Subscription Agreement”) with Anderson, Great Hill and John Hall, our chief executive officer and member of our board of directors, pursuant to which we issued and sold an aggregate of 2,432,545 shares of our common stock at a purchase price of $12.00 per share for gross proceeds of $29,190,540. Pursuant to the terms of the Subscription Agreement, Anderson purchased 1,178,806 shares of our common stock at a purchase price of $12.00 per share, $14,145,672 in the aggregate, Great Hill purchased 1,041,667 shares of our common stock at a purchase price of $12.00 per share, $12,500,004 in the aggregate, and John Hall purchased 212,072 shares of our common stock at a purchase price of $12.00 per share, $2,544,864 in the aggregate. Chris Gaffney, Managing Partner of Great Hill Partners, L.P., and Derek Schoettle, Growth Partner of Great Hill Partners, L.P., each serves as a member of our board of directors.

STOCK REPURCHASE AGREEMENT

In July 2020, we entered into a Stock Purchase Agreement with Stephen Robertson, our Chief Financial Officer, to repurchase 200,000 shares of our common stock at the purchase price of $12.00 per share and $2,400,000 in the aggregate.

SERVICE AGREEMENT WITH CHARLES MORAN

Pursuant to a director service agreement with Mr. Moran, effective as of December 31, 2020 (the “Moran Services Agreement”), where he was engaged as a special advisor to us for a 12-month term for financial advice and advice in connection with our initial public offering, he was granted an option to purchase up to 300,000 shares of our common stock, one-half of which vested upon the effectiveness of our initial public offering on June 29, 2021 and one-half of which will vest on June 29, 2022. In February 2021, pursuant to the early exercise provisions in the option award agreement, Mr. Moran exercised his option to purchase all 300,000 shares of our common stock for an aggregate price of approximately $4.4 million. Pursuant to the option award agreement, these restricted shares are subject to repurchase by the Company if the option vesting conditions are not met. The aggregate fair value on the grant date of this stock option award to Mr. Moran was $1,839,154, determined in accordance with FASB ASC Topic 718. The Moran Services Agreement also contains proprietary information and confidentiality obligations and a one-year post-service non-solicitation covenant.

CONSULTING AGREEMENT WITH RALPH BAXTER

In March 2016, Integration Appliance, Inc. entered into a consulting agreement with Mr. Baxter (as amended from time to time, the “Baxter Consulting Agreement”), who subsequently assigned all of his rights, title and interest and delegated all of his obligations, responsibilities and duties to Ralph Baxter, Inc. Mr. Baxter is the Principal of Ralph Baxter, Inc. Pursuant to the Baxter Consulting Agreement, Ralph Baxter, Inc. is engaged to advise us in connection with our advisory board program. In connection therewith, Ralph Baxter, Inc. receives base fees of $240,000 per year and up to $260,000 in additional fees per year based upon the achievement of certain objectives related to his work in chairing our advisory board program. Mr. Baxter was granted an option to purchase up to 252,000 shares of our common stock, all of which have fully vested. The aggregate fair value on the grant date of this stock option award to Mr. Baxter is $639,832, determined in accordance with FASB ASC Topic 718. Additionally, on July 30, 2020, Mr. Baxter was granted an option to purchase up to 25,000 shares of our common stock, which vest, subject to continued service, based on the Company’s achievement of cumulative annual recurring contract value targets before June 30, 2023. The aggregate fair value on the grant date of this stock option award to Mr. Baxter is $123,235, determined in accordance with FASB ASC Topic 718. On June 20, 2021, the Baxter Consulting Agreement was extended pursuant to the terms thereof to expire on June 30, 2022.

DIRECTED SHARE PROGRAM

In connection with our initial public offering, the underwriters reserved 525,000 shares of our common stock, or 5.0% of the shares offered by us in our initial public offering, for sale at the initial public offering price through a directed share program to certain individuals identified by our management, including certain of our directors. J.P. Morgan Securities LLC administered our directed share program and received certain concessions.

INDEMNIFICATION UNDER CERTIFICATE OF INCORPORATION AND BYLAWS; INDEMNIFICATION AGREEMENTS

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

POLICY REGARDING RELATED PARTY TRANSACTIONS

Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by the Audit Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director of us, (b) any person who is known to be the beneficial owner of more than 5% of our voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Audit Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the General Counsel, subject to ratification by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the common stock as of September 24, 2021, by:

•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the common stock;

•	each Named Executive Officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 60,860,044 shares of common stock issued and outstanding as of September 24, 2021. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within 60 days of September 24, 2021. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common stock	Percent Owned
Directors and Named Executive Officers:
John Hall(2)	7,207,215	11.43%
Don Coleman(3)	1,395,622	2.26%
Thad Jampol(4)	1,600,440	2.58%
Ralph Baxter(5)	301,180	*
Mukul Chawla	—	*
Chris Gaffney(6)	18,241,686	29.97%
Nancy Harris	—	*
Charles Moran	335,000	*
George Neble	2,500	*
Derek Schoettle	—	*
Marie Wieck	—	*
All directors and executive officers as a group (11 individuals)(7)	29,690,001	45.24%
Five Percent Holders:
Entities affiliated with Anderson(8)	22,133,243	36.37%
Entities affiliated with Great Hill(9)	18,241,686	29.97%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Intapp, Inc., 3101 Park Blvd, Palo Alto, CA 94306.
(2)

Consists of (i) 5,003,602 shares of common stock held of record by John Hall and (ii) 2,203,613 shares of common stock subject to equity awards held by Mr. Hall that are vested and exercisable within 60 days of September 24, 2021.

(3)	Consists of (i) 393,698 shares of common stock held of record by Don Coleman, (ii) 150,000 shares of common stock held of record by Gambatte LLC, whose voting and investment determinations are made by

Mr. Coleman and (iii) 851,924 shares of common stock subject to equity awards held by Mr. Coleman that are vested and exercisable within 60 days of September 24, 2021.
(4)

Consists of (i) 384,344 shares of common stock held of record by Thad Jampol, (ii) 50,000 shares of common stock held of record by the Melita Jampol 2021 Grantor Retained Annuity Trust, of which Mr. Jampol is a trustee, (iii) 50,000 shares of common stock held of record by the Thaddeus Jampol 2021 Grantor Retained Annuity Trust, of which Mr. Jampol is a trustee and (iv) 1,116,096 shares of common stock subject to equity awards held by Mr. Jampol that are vested and exercisable within 60 days of September 24, 2021.

(5)

Consists of (i) 40,000 shares of common stock held of record by Ralph Baxter and (ii) 261,180 shares of common stock subject to equity awards held by Mr. Baxter that are vested and exercisable within 60 days of September 24, 2021.

(6)

Consists of (i) 18,176,401 shares of common stock held of record by GHEP IV and (ii) 65,285 shares of common stock held of record by GHI LLC. Mr. Gaffney is a Manager of (i) GHP IV, the general partner of GP IV, which is the general partner of GHEP IV and (ii) GHI, LLC, and thus may be deemed to have shared voting, investment and dispositive power with respect to the shares held by these entities. See Footnote 9 below.

(7)

Consists of (i) 24,921,240 shares of common stock held of record and (ii) 4,768,761 shares of common stock subject to equity awards that are vested and exercisable within 60 days of September 24, 2021.

(8)

Based solely on the Schedule 13D filed on July 12, 2021, consists of (1) 20,213,243 shares of common stock held of record by Anderson and (2) 1,920,000 shares of common stock held of record by Aranda Investments Pte. Ltd. (“Aranda”). Anderson is a direct wholly-owned subsidiary of Thomson Capital Pte. Ltd., or Thomson, which in turn is a direct wholly-owned subsidiary of Tembusu Capital Pte. Ltd., or Tembusu, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. In such capacities, each of Thomson, Tembusu, and Temasek may be deemed to have voting and dispositive power over the shares held by Anderson. Aranda is an indirect wholly owned subsidiary of Temasek. In such capacity, Temasek may be deemed to have voting and dispositive power over the shares held by Anderson. The address for Anderson, Thomson, Tembusu and Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(9)

Based solely on the Schedule 13D filed on July 12, 2021, consists of (i) 18,176,401 shares of common stock held of record by Great Hill Equity Partners IV, LP (“GHEP IV”) and (ii) 65,285 shares of common stock held of record by Great Hill Investors, LLC (“GHI LLC”). GHP IV, LLC (“GHP IV”) is the general partner of Great Hill Partners GP IV, L.P. (“GP IV”), which is the general partner of GHEP IV. Voting and investment determinations with respect to the securities held of record by GHEP IV are made by the Managers of GHP IV, who are Chris S. Gaffney, John G. Hayes, Matthew T. Vettel, Mark D. Taber, and Michael A. Kumin. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by GHEP IV. Voting and investment determinations with respect to the securities held of record by GHI LLC are made by its Managers, who are Chris S. Gaffney, John G. Hayes, Matthew T. Vettel, Mark D. Taber, and Michael A. Kumin. As such, each of the foregoing individuals may be deemed to share beneficial ownership of the securities held of record by GHI LLC. Each individual named in this footnote disclaims any such beneficial ownership. The address of each of these individuals and entities is c/o Great Hill Partners, LP, 200 Clarendon Street, 29th Floor, Boston, MA 02116.

Equity Compensation Plan Information

The following table sets forth, as of June 30, 2021, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
Amended and Restated 2012 Stock Option and Grant Plan	14,384,509(1)	9.78		0(2)
2021 Omnibus Incentive Plan	4,293,880(3)	26	(4)	2,799,984(5)
2021 Employee Stock Purchase Plan(6)	—	—		1,466,996(7)
Equity compensation plans not approved by security holders	—	—		—

Total

(1)	Represents 14,384,509 shares of common stock issuable upon the exercise of outstanding stock options granted under the 2012 Plan.
(2)	Shares of common stock previously reserved but unissued under the 2012 Plan are now available for issuance under the 2021 Plan. No further shares of common stock will be issued under the 2012 Plan.
(3)

Represents 46,150 shares of common stock issuable upon settlement of outstanding restricted share units, 3,950,000 shares of common stock issuable upon settlement of outstanding performance share units and 297,730 shares of common stock issuable upon exercise of outstanding stock options under the 2021 Plan as of June 30, 2021.

(4)

Represents the weighted-average exercise price of options outstanding under the 2021 Plan. The weighted-average exercise price does not take restricted share units and performance share units outstanding under the 2021 Plan into account.

(5)

To the extent that outstanding awards under the 2012 Plan are forfeited, canceled, reacquired by the Company, satisfied without the issuance of shares of common stock or are otherwise terminated (other than by exercise), such shares subject to such awards will be available for future issuance under the 2021 Plan. The number of shares of common stock reserved for issuance under the 2021 Plan will be cumulatively increased starting on July 1, 2022 and each July 1 thereafter, through (and including) July 1, 2031, by a number of shares of common stock of up to 5% of the number of shares of common stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30.

(6)	As of June 30, 2021, we had not yet offered our employees the opportunity to purchase any shares of common stock under the 2021 Employee Stock Purchase Plan (the “ESPP”).
(7)

The number of shares of common stock reserved for issuance under the ESPP will be cumulatively increased starting on July 1, 2022 and each July 1 thereafter, through (and including) July 1, 2031, by the lesser of: (a) one percent of the number of shares of common stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30 or (b) such lesser number of shares of common stock as determined by the person(s) appointed by our Board to administer the ESPP.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2022 Annual Meeting must submit their proposals to the Company at the physical address provided below on or before June 6, 2022. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2022 proxy statement.

In accordance with our Bylaws, in order to be properly brought before the 2022 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to the Company at the physical address provided below, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than July 19, 2022 and no later than August 18, 2022. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 90 days prior to the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Bylaws.

Intapp, Inc.

Corporate Secretary

3101 Park Blvd.

Palo Alto, CA 94306

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.

The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should also contact us. Any such written requests should be directed to the Company at the following physical address or email address:

Intapp, Inc.

Corporate Secretary

3101 Park Blvd.

Palo Alto, CA 94306

Email: ir@intapp.com

(650) 852-0400

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the year ended June 30, 2021, as filed with the SEC, is available to stockholders without charge upon written request directed to Investor Relations, 3101 Park Blvd., Palo Alto, CA 94306 or by phone at (650) 852-0400 or by email at ir@intapp.com. The Company makes available on or through our website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

OTHER MATTERS

We do not presently know of any matters to be acted upon at the Annual Meeting other than the matters referred to in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

By order of the Board of Directors,

Steven Todd

General Counsel and Secretary

October 5, 2021

INTAPP, INC. 3101 PARK BLVD. PALO ALTO, CA 94306
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/INTA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 15, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D60688-P61778
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
INTAPP, INC.
The Board of Directors recommends you vote FOR each of the following nominees:
1. To elect three Class I Directors, each to hold office until our Annual Meeting of Stockholders in 2024 and until his successor is duly elected and qualified.
Nominees:
01) Ralph Baxter 02) Charles Moran 03) George Neble
For All Withhold All Except For All
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D60689-P61778
INTAPP, INC.
Annual Meeting of Stockholders November 16, 2021 10:00 AM, Pacific Time This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) John Hall as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INTAPP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PST on November 16, 2021, virtually at www.virtualshareholdermeeting.com/INTA2021, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side